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                                                                      EXHIBIT 31


                               AUDITORS' CONSENT

The Shareholders
InterOil Corporation

     We consent to the use in this registration statement of our audit report dated March 4, 2004, except as to note 13 which is as at March 24, 2004, on the consolidated balance sheets of InterOil Corporation as at December 31, 2003 and 2002 and the consolidated statements of earnings and cash flows for each of the years in the three year period ended December 31, 2003 and the period from the commencement of the development stage to December 31, 2003 and the statement of shareholders equity for each of the years in the three year period ended December 31, 2003 and our audit report dated March 4, 2004 on the related supplemental note entitled "Reconciliation with United States Generally Accepted Accounting Principles", which are incorporated by reference to Exhibit 5 of the Form 40-F dated May 12, 2004 and to the reference to our firm under the heading "Experts".

KPMG

Sydney, Australia
December 13, 2004